SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 19, 2006
 Date of Report (date of earliest event reported):

BETTER BIODIESEL, INC.

 (Exact name of registrant as specified in its charter)

Colorado	333-67174	84-1153946
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

1400 West 400 North

Orem, UT 84057

(Address of principal executive offices)

Registrant’s telephone number, including area code: (801) 990-2810

Mountain States Holdings, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01                Changes in Registrant’s Certifying Accountant

On October 19, 2006 (the “Dismissal Date”), in connection with the change in control of Better Biodiesel, Inc. (the “Registrant”), as disclosed in the 8-K filed September 29, 2006, the Registrant dismissed Schumacher & Associates, Inc. (“Schumacher”), the independent registered public accounting firm previously engaged as the principal accountant to audit the Registrant’s financial statements. Schumacher had provided a report on Form 10-KSB for the Registrant’s financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 and for all subsequent interim periods through the Dismissal Date (“Schumacher’s Engagement Period”). Schumacher’s reports did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principals for the fiscal years ended December 31, 2005 and December 31, 2004 and for all interim periods during Schumacher’s Engagement Period up and until the Dismissal Date. The Registrant’s board of directors approved the dismissal of Schumacher.

Additionally, during the period for the fiscal years ended December 31, 2005 and December 31, 2004 and all subsequent interim periods during Schumacher’s Engagement Period, the Registrant had no disagreements with Schumacher on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that, if not resolved to the satisfaction of Schumacher, would have caused it to make reference thereto in the reports regarding the Registrant’s financial statements during such period. Schumacher did not advise the Registrant of any “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-B.

Following the recent change in control of the Registrant, the Registrant engaged Schumacher to complete the audit of its newly acquired subsidiary, Domestic Energy Partners, LLC (“DEP”) and to continue Schumacher’s role as the certifying accountant of the Registrant.  In connection with the engagement, the Registrant entered into preliminary discussions with Schumacher regarding the scope and related requirements of the audit and the state of DEP’s financial and supporting documentation.  The Registrant dismissed Schumacher during the early stages of these discussions.

In a letter addressed to the United States Securities and Exchange Commission dated October 24, 2006, filed herewith (the “Schumacher Letter”), Schumacher takes exception to the Registrant’s statements that there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure between the Registrant and Schumacher.   Schumacher details several specific reservations that the Registrant herein wishes to clarify.  In response thereto, the Registrant wishes to additionally clarify that management has reviewed its supporting documentation and is confident that it has all material financial and supporting documentation in its possession necessary to complete an audit of the Registrant.

Regarding the statement in the Schumacher Letter that Schumacher  “selected a sample of approximately 90 disbursements for testing,” the Registrant clarifies that the 90 disbursements in question represented not a sample but the vast majority of all disbursements made by its subsidiary, DEP, during the period from its inception to the current date.  Schumacher’s statement that it was informed that support existed for “only 30 of the disbursements” with the majority of documents being “destroyed by a fire” requires factual clarification in that the Registrant stated to Schumacher that it could not determine the immediate availability of all documentation but certain challenges may exist as to certain documentation, in part due to a fire occurring at the business of a related party.  The Registrant, however, never stated or inferred that a majority of documents were destroyed by fire but rather stated that it would seek to produce all material documentation.  Indeed, the Registrant has and is able to provide to its auditor all material documentation.

Additionally, while the Registrant inquired as to whether cancelled “checks and bank statements” would provide adequate support, it never took the position at to whether such documentation would be adequate.  Furthermore, the Registrant considers Schumacher’s statement that the Registrant “suggested that disbursements that could not be supported could be considered as expenses of a related party” is inaccurate in that the Registrant indicated that certain expenses, in fact, were those of related parties but had been incorrectly referenced by DEP management in preliminary conversations with Schumacher.    Further, Schumacher’s statement that records for “payments to . .  . an independent contractor” were unavailable as the “person had left the country” is inaccurate in that the Registrant expressed preliminary concerns regarding the availability of the requested documentation but never suggested that it would not attempt to provide such documented support.   In reference to the statement in the Schumacher Letter that the Registrant failed to prepare certain IRS Form 1099s, as management has already stated to Schumacher, to the extent that such forms have not been prepared, the Registrant intends to prepare and file the required forms.

As previously stated in a 8-K filed by the Registrant on October 25, 2006, the Registrant determined that, based on a change in control of the Registrant, the Registrant believed it to be beneficial to appoint the accounting team of its choice rather than that selected by the prior management team.  Preliminary conversations with Schumacher suggested to the Registrant a lack of progress with the audit, which concerned the Registrant based on its filing requirements with regards to its financial statements, confirming management’s desire to appoint a new auditing team and dismissing Schumacher in the early stages of the audit.

Item 9.01                Financial Statements and Exhibits

(a)                                  Financial statements:

None required

(d)                                 Exhibits:

EXHIBIT NUMBER	DESCRIPTION	LOCATION
16.1	Letter on Change in Certifying Accountant	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated October 26, 2006

BETTER BIODIESEL, INC.

By:	/s/ Ron Crafts
Ron Crafts Chief Executive Officer